Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick
Executive Vice President	Investor Relations
(847) 382-1000	(847) 620-1330

CTI Industries Corporation Reports
Third Quarter 2011 Financial Results

FOR IMMEDIATE RELEASE
Monday, November 14, 2011

LAKE BARRINGTON, IL, November 14, 2011 -- CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the third quarter of 2011 and for the nine month period ended September 30, 2011.

Consolidated net sales for the third quarter of 2011 were $11,731,000 compared to consolidated net sales of $10,962,000 for the third quarter of 2010, an increase of 7.0%.  The Company earned net income of $18,000 or $0.01 per share (basic and diluted) for the third quarter of 2011 compared to net income of $243,000 or $0.08 per share (basic and diluted) for the third quarter of 2010.

For the nine month period ended September 30, 2011, consolidated net sales were $36,393,000 compared to $36,337,000 for the same period in 2010, an increase of 0.2%.  For this nine month period in 2011, net income was $329,000 or $0.10 per share (basic and diluted) compared to net income of $1,449,000, or $0.49 per share (basic and diluted) for the same period of 2010.

Key Factors and Trends

Income was affected by a non-cash expense of $158,000 incurred as the result of a decline in the value of a derivative interest rate swap agreement in which the Company engaged as a hedge against increases in interest rates on its bank loans.

Net sales of foil balloons decreased by 0.7% in the third quarter compared to the same period of 2010, from $4,204,000 to $4,173,000.  For the nine month period, net sales of foil balloons decreased by 1.3% from $16,370,000 in the nine months ended September 30, 2010 to $16,150,000 for the same period of 2011.

During the third quarter 2011, the dollar value of latex balloon sales increased by 17.4% from $2,523,000 in the third quarter of 2010 to $2,961,000 for the same period of 2011.  The dollar volume of latex sales in the nine month period ended September 30, 2011 was up 16.7% compared to the same period of 2010, from $6,668,000 to $7,782,000.

For the third quarter 2011, net sales of pouch products were $2,424,000 compared to $1,431,000 for the third quarter of 2010, an increase of 69.4%.  For the nine months ended September 30, 2011, pouch sales were $6,284,000 compared to $6,697,000 for the same period of 2010, a decrease of 6.2%.

Net sales of film products decreased by 24.9% in the quarter, from $2,538,000 in the third quarter 2010 to $1,907,000 in the third quarter this year.  For the nine month period net sales of film products were $5,258,000 compared to $5,811,000 for the same period last year.

Gross margins declined from 20.5% in the third quarter of 2010 to 19.3% in the third quarter this year. For the nine months ended September 30, 2011, gross margins were 18.7% compared to 22.5% for the same period last year.  The decline in gross margins both in the third quarter and the nine month period resulted from significant increases in the cost of raw materials, including latex, plastic sheeting and resin, and in shipping expenses, although raw materials costs moderated to some degree in the third quarter.

Operating expenses were up modestly in the third quarter of 2011 over the same period in the prior year.  As a percentage of revenues, operating expenses declined from 16.0% of sales in the nine months ended September 30, 2010 to 15.8% of sales for the same period in 2011.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time.  These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.  Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission.  More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2011	December 31, 2010
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$437,637	$761,874
Accounts receivable, net	7,251,044	8,533,626
Inventories, net	12,620,865	10,368,037
Other current assets	2,358,432	1,762,552

Total current assets	22,667,978	21,426,089
Property, plant and equipment, net	8,990,584	9,659,768
Other assets	1,716,684	1,775,531

Total Assets	$33,375,246	$32,861,388
Liabilities & Equity
Total current liabilities	$17,655,503	$17,952,042
Long term debt, less current maturities	4,060,570	3,129,685
CTI Industries Corporation stockholders' equity	11,741,518	11,784,340
Noncontrolling interest	(82,345)	(4,679)

Total Liabilities & Equity	$33,375,246	$32,861,388

Condensed Consolidated Statements of Operations

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$11,730,972	$10,962,272	$36,393,391	$36,337,241

Cost of sales	9,461,457	8,713,084	29,583,262	28,170,431

Gross profit	2,269,515	2,249,188	6,810,129	8,166,810

Operating expenses	1,945,989	1,740,466	5,738,460	5,808,372

Income from operations.	323,526	508,722	1,071,669	2,358,438

Other (expense) income:
Net Interest expense	(318,601)	(159,338)	(601,842)	(699,806)
Other	8,630	(2,660)	34,896	(37,348)

Income before income taxes	13,555	346,724	504,723	1,621,284

Income tax expense	12,907	112,939	253,807	208,262

Net Income	648	233,785	250,916	1,413,022

Less: Net loss attributable to noncontrolling interest	(17,471)	(9,543)	(77,666)	(35,916)

Net income attributable to CTI Industries Corporation	$18,119	$243,328	$328,582	$1,448,938

Income applicable to common shares	$18,119	$243,328	$328,582	$1,448,938

Basic income per common share	$0.01	$0.08	$0.10	$0.49

Diluted income per common share	$0.01	$0.08	$0.10	$0.49

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	3,138,848	3,120,568	3,138,181	2,930,748

Diluted	3,178,444	3,201,064	3,187,871	2,985,697